Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

CATALOG RESOURCES, INC.

FIRST: The name of the corporation is Catalog Resources, Inc.

SECOND: The registered office of the corporation in the State of Delaware is to be located at P.O. Box 1298, 2 W. Loockerman Street, Dover, Kent County, Delaware, 19901, and the registered agent in charge thereof is the law firm of Barros, McNamara & Scanlon, P.A.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is three thousand (3,000) shares no par value.

FIFTH: The stock of this corporation is subject to restrictions on its transfer which are more fully set out in the By-Laws of this corporation.

SIXTH: The name and mailing address of the incorporator is Patrick Scanlon, P.O. Box 1298, 2 W. Loockerman Street, Dover, Delaware, 19901.

SEVENTH: The directors of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under 8 Del. C. Section 174; or (iv) for any transaction from which the director derived an improper personal benefit.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record the Certificate of Incorporation and do certify that the facts herein stated are true and I have accordingly hereunto set my hand and seal.

/s/ PATRICK SCANLON
PATRICK SCANLON

Dated: Illegible

STATE OF DELAWARE

                                             SS:

COUNTY OF KENT

BE IT REMEMBERED, that on this 9th day of March, A.D., 1989, personally came before me, a Notary Public for the State and County aforesaid, Patrick Scanlon, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged this Certificate of Incorporation to be her act and deed and that the facts stated are truly set forth.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

/s/ Illegible
NOTARY PUBLIC